Exhibit 99.1

Press Release	Source: Think Partnership Inc

Think Partnership Announces
Results for First Quarter 2006

NORTHBROOK, Ill.—(BUSINESS WIRE)—May 15, 2006—Think Partnership Inc. (“THK”) (AMEX: THK - News; the Company) today announced its financial results for the three months ended March 31, 2006. The Company also announced that in light of the recent changes to its senior management and Board of Directors announced last week, the earnings conference call that would normally follow this release will not be held until Thursday, June 1, 2006.

Highlights of the First quarter for 2006 include:

•                  The Company completed a $17.5 million credit facility with Wachovia Bank which was used to finance certain acquisitions and currently has a balance of approximately $2.0 million.

•                  The Company completed its acquisition of Morex Marketing Group LLC; an interactive direct marketing company.

•                  PrimaryAds, the Company’s affiliate marketing network subsidiary, settled its lawsuit with its software vendor.

•                  Kowabunga, the Company’s affiliate software technology subsidiary launched its successful MyCPANet application which now powers the PrimaryAds affiliate network.

•                  The Company completed its acquisition of Litmus Media, developer of real-time click fraud prevention and order abandonment recovery technology.

•                  The Company raised $26.5 million in placement of convertible preferred stock.

•                  The Company completed its acquisition of Web Diversity, a leading search marketing company based in the United Kingdom.

•                  Revenues were $12,050,393 for the first quarter of 2006, a 31 percent increase compared to $9,172,479 for the same period of 2005 and a 24 percent increase over last quarter’s revenue of $9,704,205.

•                  Earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) were $308,563, a decrease compared to $792,511 for the same period of 2005 and an increase compared to the loss of ($1,012,151) for the fourth quarter of 2005. A reconciliation of EBITDA to income from operations is included at the end of this release.

•                  Income from operations was a loss of ($915,554), a decrease compared to a profit of $499,812 for the same period of 2005 and an increase compared to the loss of ($1,743,249) for the fourth quarter of 2005.

•                  Pre-tax income was a loss of ($1,155,133), a decrease compared to a profit of $543,373 for the same period of 2005 and an increase from the loss of ($1,824,798) for the fourth quarter of 2005.

•                  After-tax net income was a loss of ($708,640), a decrease compared to a profit of $338,558 for the same period of 2005 and an increase from the loss of ($1,139,784) for the fourth quarter of 2005.

•                  Fully diluted earnings per share were a loss of ($0.02), a decrease compared to $0.01 for the same period of 2005 and an increase from the loss of ($0.03) per share for the fourth quarter of 2005.

Scott P. Mitchell, President of Think Partnership and the newly-appointed interim CEO of the Company, stated, “Our first quarter of 2006 results showed a large improvement over fourth quarter 2005 despite the fact that we continued to incur professional service fees of approximately $1 million of which a significant amount was related to legal and accounting fees associated with acquisitions and restatement issues. Further, the company also incurred approximately $100,000 of costs directly related to our most recent financing in April and non-cash stock option expenses of approximately $160,000.”  Mitchell added “The operating performance of our businesses is generally beginning to trend positively and we believe that the trend will continue throughout 2006. We are confident that integrating our businesses, leveraging operating efficiencies, exploiting synergies, and decreasing overhead will have a significant positive impact on revenue growth and margin expansion. These are the goals on which we are committed to execute on in 2006 as we move more of our focus from acquisition to execution.”

Reconciliation of EBITDA to Income from Operations

	Three months Ended March 31, 2006	Three months Ended March 31, 2005

Income from operations	$(1,155,133)	$543,373
Depreciation	278,007	114,354
Amortization	944,168	178,346
Net Interest	241,521	(43,562)
EBIDTA	$308,563	$792,511

Think Partnership Inc. is based in Northbrook, Ill. and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents (see www.thinkpartnership.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended December 31, 2005, under the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the

Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

For Think Partnership Inc.:

Xavier Hermosillo, 310-832-2999

Senior Vice President for Corporate

Communications and Investor Relations

Xavier@thinkpartnership.com